Press Release

COWEN ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 FINANCIAL RESULTS

Achieved Record Revenue in 2018

Continued Strength in Investment Banking and Brokerage

New York, NY - February 14, 2019 - Cowen Inc. (NASDAQ: COWN) (“Cowen” or “the Company”) today announced its operating results for the fourth quarter and full year ended December 31, 2018.

GAAP

•	Full year 2018 revenue rose 47% to $966.9 million. Fourth quarter 2018 revenue was $259.9 million

•
Net income attributable to common stockholders was $36.0 million, or $1.17 per diluted common share for the full year 2018. Fourth quarter 2018 net income was $3.4 million or $0.11 per diluted common share

Economic Income (Non-GAAP)

•	Full year 2018 revenue increased 37% to $909.5 million from $666.2 million. For the fourth quarter 2018, revenue was $207.4 million

•	Economic income attributable to Cowen Inc. was $76.1 million for the full year 2018. For the fourth quarter 2018, economic income was $7.7 million

•
Economic income (loss) attributable to common stockholders was $69.3 million or $2.26 per common diluted share for the full year 2018. Fourth quarter 2018, economic income (loss) attributable to common stockholders was $6.0 million or $0.19 per diluted common share compared to an economic loss of $11.1 million or $(0.36) per diluted common share.

Fourth Quarter and Full Year 2018 Financial Summary

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(Dollar amounts in millions, except per share information)	2018	2017	%	2018	2017	%

GAAP:
Revenue	$259.9	$204.5	27%	$966.9	$658.8	47%
Net income (loss) attributable to Cowen Inc.	$5.1	$(76.0)	(107)%	$42.8	$(60.9)	NM
Less: Preferred stock dividends	$(1.7)	$(1.7)	—%	$(6.8)	$(6.8)	—%
Net income (loss) attributable to common stockholders	$3.4	$(77.7)	NM	$36.0	$(67.7)	NM

ECONOMIC INCOME (NON-GAAP):
Economic income revenue	$207.4	$183.0	13%	$909.5	$666.2	37%
Economic income (loss) attributable to Cowen Inc.	$7.7	$(9.4)	NM	$76.1	$15.8	381%
Less: Preferred stock dividends	$(1.7)	$(1.7)	—%	$(6.8)	$(6.8)	—%
Economic income (loss) attributable to common stockholders	$6.0	$(11.1)	NM	$69.3	$9.0	667%

Add: Depreciation and amortization	$2.7	$3.2	(15)%	$11.6	$11.6	—%
Economic operating income attributable to common stockholders	$8.7	$(7.9)	NM	$80.9	$20.6	293%

PER COMMON SHARE (DILUTED)
GAAP:
Earnings (loss) per common share	$0.11	$(2.51)	NM	$1.17	$(2.29)	NM

Economic income (non-GAAP):
Economic income (loss) per common share	$0.19	$(0.36)	NM	$2.26	$0.31	636%
Economic operating income (loss) per common share	$0.28	$(0.26)	NM	$2.63	$0.70	277%

Note: Amounts may not add up due to rounding. A reconciliation of economic income (loss) to GAAP net income appears under the section, "Summary Economic Income (Loss) to GAAP Reconciliation."
Supplemental financial, statistical and business-related information is included in the Company's financial supplement. This information should be read in conjunction with the Company's earnings release. Both the earnings release and the financial supplement are available on the Investor Relations section of the Company's website at http://investor.cowen.com/presentations.
Full Year 2018 Operational and Financial Objectives

•	Achieved 12.1% Return on Common Equity (ROCE) on an economic operating income basis in 2018 compared to 3.1% in 2017

•	Scaled businesses that will drive margin:

–	Advisory revenue increased 95.4% organically in 2018 to $81.7 million

–
Announced the acquisition of Quarton International, a leading middle-market financial advisory firm, expanding the Company's advisory business and creating a global, cross-border investment banking platform with significant scale. The acquisition of Quarton International closed on January 3, 2019

•	Improved revenue diversification:

–	Non-healthcare revenue as a percentage of investment banking revenue increased to 38% in 2018 from 28% in 2017

–	Advisory revenue as a percentage of investment banking revenue grew to 25% in 2018 from 19% in 2017

–
Formed strategic alliance with Intrepid Partners to provide capital markets advisory services to the North American energy sector, leveraging Cowen’s capital markets expertise and growing non-healthcare business

•	Maintained and grew contribution from recurring revenue businesses:

–	Markets revenue, which includes brokerage, financing and other revenue, increased to $476.7 million in 2018 from $323.9 million in 2017

–	Normalizing for the acquisition of Convergex in 2017, Markets revenue increased $81.8 million or 20.7% year over year

•	Leveraged Cowen's domain expertise ("Cowen DNA") with the operating businesses

–	Positioned the investment management platform towards strategies that are salable, scalable and reflect Cowen DNA, such as the private healthcare investment management strategy

•	Simplified balance sheet by exiting non-core strategies:

–	Exited certain non-core investment strategies, including seed strategies and aircraft finance
Capital Highlights

•	Book value per share increased to $24.37 as of December 31, 2018, compared to $21.82 as of December 31, 2017

•	During the quarter, the Company repurchased 1,003,878 shares for $15.0 million, at an average price of $14.94, under the Company's existing share repurchase program

•	For the full year, the Company repurchased 2,164,186 shares for $31.8 million, at an average price of $14.68
Management Commentary

Jeffrey M. Solomon, Chief Executive Officer of Cowen, said, "2018 was a milestone year for Cowen. We made important strides toward accomplishing our operational and financial objectives established at the beginning of the year. We continue to work hard to make the company more profitable and our businesses more sustainable. As a result of decisions made last year as well as in prior years, we significantly improved ROCE to 12.1%. As we look ahead to the remainder of 2019, we will continue to execute on our objectives by applying the framework philosophy, 'simpler, fewer, deeper.'"
GAAP Financial Review

Fourth Quarter Commentary

Revenue was $259.9 million compared to $204.5 million in the fourth quarter of 2017. The increase was primarily due to strong performance in investment banking and brokerage as well as an increase in interest and dividends attributable to securities financing activities.

Interest and dividend expense was $29.3 million compared to $23.7 million in the prior year period. This was primarily attributable to greater securities financing activities.

Employee compensation and benefits expense decreased $7.0 million from the prior year period to $115.0 million.

Operating, general, administrative and other expenses increased $23.7 million year over year to $94.4 million. The increase is primarily related to the adoption of the new revenue recognition standard, effective January 1, 2018, which requires underwriting expenses to be shown within expenses rather than net of the associated investment banking revenues.

Depreciation and amortization expense of $2.9 million decreased $0.6 million from the prior year period. The decrease is primarily related to a decrease in amortization from certain intangibles which have been fully amortized partially offset by an increase in depreciable fixed assets.

Other income was $0.8 million compared to a loss of $18.5 million in the prior year period. The increase was primarily related to an improvement in the performance of the Company's own invested capital.

Income tax benefit was $0.3 million compared to an income tax expense of $40.6 million in the prior year quarter. This movement was primarily attributable to the change in the Company’s pre-tax book income and the re-measurement in 2017 of the Company's deferred tax assets using the reduced statutory Federal tax rate that was enacted as part of the Tax Cuts and Jobs Act of 2017.

Net income (loss) attributable to redeemable non-controlling interests increased by $11.0 million to a loss of $0.7 million from the prior year period. The increase was primarily the result of an increase in income earned by the merger arbitrage business in the current year period.

Full Year Commentary

Revenue was $966.9 million compared to $658.8 million in the prior year. The increase was primarily due to strong performance in investment banking and brokerage, which was due in part to the acquisition of Convergex in June

2017, as well as an increase in interest and dividends attributable to securities financing activities related to the acquisition Convergex.

Interest and dividend expense was $104.1 million compared to $60.9 million in the prior year. This was primarily attributable to securities financing activities.

Employee compensation and benefits expense increased $105.2 million from the prior year to $509.3 million. The increase was primarily due to $308.1 million in higher revenue, which resulted in a higher compensation and benefits accrual.

Operating, general, administrative and other expenses increased $88.5 million year over year to $316.2 million. The increase is primarily related to higher brokerage and trade execution costs, due to higher brokerage revenue, increased marketing and business development expenses and increased occupancy costs, which are mostly related to the acquisition of Convergex in June 2017. The increase is also related to the adoption of the new revenue recognition standard, effective January 1, 2018, which requires underwriting expenses to be shown within expenses rather than net of the associated investment banking revenues.

Depreciation and amortization expense of $12.4 million decreased $0.6 million from the prior year. There was an increase in depreciable fixed assets related to the acquisition of Convergex in June 2017 offset by a decrease in amortization from certain intangibles which have been fully amortized.

Other income was $123.7 million compared to $105.8 million in the prior year. The increase was primarily related to an increase in the performance of the Company's own invested capital.

Income tax expense was $15.7 million compared to $44.1 million in the prior year. This movement was primarily attributable to the change in the Company’s pre-tax book income and the re-measurement in 2017 of the Company's deferred tax assets using the reduced statutory Federal tax rate that was enacted as part of the Tax Cuts and Jobs Act of 2017.

Net income (loss) attributable to redeemable non-controlling interests increased by $16.6 million to $40.4 million from the prior year. The increase was primarily the result of an increase in income earned by the merger arbitrage business in the current year period.

Capital

Select Balance Sheet Data

(Amounts in millions, except per share information)	December 31	December 31
	2018	2017

Cowen Inc. stockholders' equity	$794.4	$748.0
Common equity (CE)	$693.1	$646.7

Book value per share (CE/CSO)	$24.37	$21.82

Common shares outstanding (CSO)	28.4	29.6

Summary Stockholders' Equity Information

Cowen Inc. stockholders' equity	$794.4	$748.0
Less:
Preferred stock	101.3	101.3
Common equity (CE)	$693.1	$646.7

Note: Amounts may not add up due to rounding.

Stockholders' equity increased to $794.4 million as of December 31, 2018 from $748.0 million as of December 31, 2017. The increase was primarily due to 2018 earnings and a reclassification to equity of an embedded conversion option associated with convertible debt (upon shareholder approval of share settlement on June 26, 2018) partially offset with treasury stock repurchase activity.

Share Repurchase Program

In the fourth quarter 2018, the Company repurchased $15.0 million of its common stock, or 1,003,878 shares, at an average price of $14.94, under the Company's existing share repurchase program. Outside the share repurchase program, in the fourth quarter 2018 the Company acquired approximately $3.8 million of shares as a result of a net share settlement relating to the vesting of equity awards, or 236,785 shares at an average price of $15.90.
During the year, the Company repurchased 2,164,186 shares for $31.8 million, at an average price of $14.68 under the Company's existing share repurchase program. Outside the share repurchase program, in the full year 2018 the Company acquired approximately $12.3 million of shares as a result of a net share settlement relating to the vesting of equity awards, or 815,458 shares at an average price of $15.10.

Approximately $10 million remains available for repurchase under the existing program.

Economic Income (Non-GAAP) Financial Review

Throughout the remainder of this press release the Company presents Economic Income financial measures that are not prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes incentive fees during periods when the fees are not yet crystallized for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

For a more complete description of Economic Income (Loss) and a reconciliation of US GAAP net income (loss) to Economic Income (Loss) for the periods presented and additional information regarding the reconciling adjustments, please see the “Non-GAAP Financial Measures” section of this press release.

Summary Economic Income (Loss) to GAAP Reconciliation

	Three Months Ended			Twelve Months Ended
	December 31		Sept. 30	December 31
(Per share information)	2018	2017	2018	2018	2017

Economic income (loss) per common share (diluted)	$0.19	$(0.36)	$0.68	$2.26	$0.31
Adjustments:
Income taxes	0.01	(1.32)	(0.17)	(0.51)	(1.50)
Uncrystallized incentive fees	0.08	—	(0.03)	(0.01)	—
Amortization of discount on convertible debt	(0.03)	—	(0.04)	(0.13)	—
Exited business costs	(0.08)	—	—	(0.08)	—
Debt extinguishment costs	—	—		(0.02)	—
Unrealized gain (loss) on conversion option (a)	—	—	0.01	(0.24)	—
Restructuring	—	—	—	—	(0.30)
Bargain purchase gain	—	(0.03)	—	—	0.24
Transaction-related and other costs	(0.07)	(0.03)	(0.01)	(0.09)	(0.23)
GAAP earnings (loss) per share (diluted)	$0.11	$(2.51)	$0.45	$1.17	$(2.29)

Note: Amounts may not add due to rounding.

(a) Prior to the Company's June 26, 2018 shareholder meeting, the embedded conversion option feature associated with its convertible notes (due 2022) was recognized at fair value in accordance with US GAAP as a derivative liability. The profit and loss movement related to that liability was associated with the movement of the Company's stock price. Subsequent to receiving shareholder approval for share settlement the embedded conversion option was reclassified to equity and will no longer result in profit and loss movements.

Economic Income Revenue

	Three Months Ended					Twelve Months Ended
	December 31			Sept. 30		December 31
(Dollar amounts in millions)	2018	2017	%	2018	%	2018	2017	%

Investment banking	$77.6	$65.5	18%	$77.5	—%	$329.1	$223.6	47%
Brokerage	123.4	103.5	19%	101.7	21%	452.3	312.8	45%
Management fees	11.2	13.3	(16)%	12.4	(10)%	49.2	55.4	(11)%
Incentive income	2.3	7.4	(69)%	6.9	(67)%	23.7	26.0	(9)%
Investment income (loss)	(5.6)	(6.6)	(16)%	27.7	NM	56.3	45.1	25%
Other revenues	(1.4)	(0.1)	NM	0.1	NM	(1.2)	3.2	NM
Total Revenue	$207.4	$183.0	13%	$226.2	(8)%	$909.5	$666.2	37%

Fourth Quarter 2018 Commentary

Total Economic Income revenue was $207.4 million compared to $183.0 million in the fourth quarter of 2017, an increase of 13%.  The increase in Economic Income revenue was primarily attributable to an increase in investment banking and brokerage activity

Interest expense increased $1.1 million to $6.5 million compared with $5.4 million in the prior year period. The increase is primarily related to new debt issued in June of 2018.

Net of interest expense, Economic Income revenue was $200.9 million versus $177.6 million in the prior year quarter.

Total expenses were $193.2 million compared to $187.0 million in the prior year period. Items included are discussed below.

•
Compensation and benefits expense was $114.1 million compared to $111.1 million in the fourth quarter 2017. The increase was due to higher revenue during the 2018 period as compared to 2017, which resulted in a higher compensation and benefits accrual. The compensation to revenue ratio was 55.0% compared to 60.7% in the prior year period.

•
Fixed non-compensation expenses increased $1.7 million year over year to $37.2 million. The increase was mostly attributable to increased occupancy costs and costs related to equity method investments.

•	Variable non-compensation expenses were $37.7 million compared to $35.5 million in the fourth quarter 2017. The increase is due to increased marketing and business development costs.

•
Net income (loss) attributable to non-controlling interests decreased by $0.4 million to $1.5 million for the three months ended December 31, 2018 compared with $1.9 million in the prior year period. Non-controlling interest represents the portion of net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to the Company's partners in those subsidiaries.

Depreciation expense, during the fourth quarter of 2018, was $1.7 million compared to $1.5 million in the prior year period. The increase was due to an increase in depreciable assets acquired from the Convergex acquisition.

Amortization expense was $1.1 million compared to $1.8 million in the fourth quarter of 2017. The decrease is primarily related to a decrease in certain intangible assets which have been fully amortized.

Economic Operating Income, which represents Economic Income attributable to common stockholders less preferred stock dividends and the add back of depreciation and amortization, was $8.7 million for the fourth quarter of 2018, compared to an Economic Operating Loss of $7.9 million in the prior year period.

Full Year 2018 Commentary

Total Economic Income revenue was $909.5 million compared to $666.2 million in 2017, an increase of 37%.  The increase in Economic Income revenue was primarily attributable to an increase in investment banking activity, brokerage activity, which was due in part to the acquisition of Convergex in June 2017, and investment income.

Interest expense increased $4.1 million to $23.0 million compared with $18.9 million in the prior year. Interest expense relates to debt issued.

Net of interest expense, Economic Income revenue was $886.4 million versus $647.3 million in the prior year.

Total expenses were $810.3 million compared to $631.5 million in the prior year. Items included are discussed below.

•
Compensation and benefits expense was $506.3 million compared to $388.0 million in 2017. The increase was due to higher revenue during the 2018 period as compared to 2017, which resulted in a higher compensation and benefits accrual. The compensation to revenue ratio was 55.7%, down from 58.2% in the prior year.

•	Fixed non-compensation expenses increased $19.7 million year over year to $141.8 million. The increase was primarily attributable to the acquisition of Convergex in June 2017.

•	Variable non-compensation expenses were $143.6 million compared to $105.8 million in 2017.

•
Reimbursements from affiliates, which relate to the investment management segment, decreased $0.7 million to $1.3 million for the year ended December 31, 2018, compared to $2.0 million in the prior year.

•
Net income attributable to redeemable non-controlling interests increased by $2.2 million to $8.3 million for the year ended December 31, 2018 compared with $6.1 million in the prior year. Non-controlling interest represents the portion of net income or loss attributable to certain non-wholly owned subsidiaries that is allocated to the Company's partners in those subsidiaries.

Depreciation expense was $6.6 million compared to $2.1 million in the prior year. The increase was due to an increase in depreciable assets acquired during the Convergex acquisition in June 2017.

Amortization expense was $5.0 million compared to $9.5 million in 2017. The decrease is primarily related to a decrease in amortization from certain intangible assets which have been fully amortized.

Economic Operating Income, which represents Economic Income attributable to common stockholders less preferred stock dividends and the add back of depreciation and amortization, was $80.9 million for the full year 2018, a 220% increase from the prior year of $20.6 million.

Business Segment Results

The company conducts its operations through two reportable business segments: the investment bank segment and the investment management segment.

Investment Bank Segment

Fourth Quarter Commentary

Brokerage revenue increased $19.9 million to $123.4 million in the fourth quarter 2018 compared to $103.5 million in the fourth quarter 2017. The increase was primarily attributable to growth in both the institutional brokerage and institutional services businesses.

Investment banking revenue was $77.6 million, an 18% increase over the prior year quarter.  The increase was primarily due to higher advisory activity.

Investment Banking Revenue Summary

	Three Months Ended
	December 31
(Dollar amounts in millions)	2018	2017
Capital Markets	$47.0	$49.6
Advisory	30.7	15.9
Total	$77.6	$65.5

Investment Banking Transaction Count

	Three Months Ended
	December 31
	2018	2017
Capital Markets	22	27
Of which bookrun:	13	18
Advisory	9	5
Total	31	32

Investment loss for the segment was $12.4 million versus a loss of $3.7 million in the fourth quarter 2017. The decrease is primarily due to an unrealized loss in the Company's private and merchant banking investments.

Full Year Commentary

Brokerage revenue increased $139.5 million to $452.3 million in 2018 compared to $312.8 million in 2017. The increase was primarily attributable to growth in the institutional brokerage and institutional services businesses, which was due in part to the acquisition of Convergex in June 2017.

Investment banking revenue was $329.1 million, a 47% increase over the prior year.  The increase was primarily due to higher equity underwriting and advisory activity.

Investment Banking Revenue Summary

	Twelve Months Ended
	December 31
(Dollar amounts in millions)	2018	2017
Capital Markets	$247.3	$181.8
Advisory	81.7	41.8
Total	$329.1	$223.6

Investment Banking Transaction Count

	Twelve Months Ended
	December 31
	2018	2017
Capital Markets	121	105
Of which bookrun:	82	66
Advisory	30	16
Total	151	121

Investment income for the segment was $18.7 million versus $13.7 million in 2017. The increase is primarily due to an increase in the performance in the Company's invested capital.

Investment Management Segment

As of January 1, 2019, the Company had assets under management of $10.4 billion, a $481 million and $555 million decrease from October 1, 2018 and January 1, 2018 respectively. The decline in both periods is primarily due to a net redemption in some of the Company's hedge funds and real estate strategy, partially offset by net performance gains.

Fourth Quarter Commentary

Management fees were $10.3 million compared to $12.5 million in the prior year quarter. This decrease in management fees was due in part to a decrease in management fees from the healthcare royalty business, as well as the Company's exit of two investment management strategies (one in the fourth quarter of 2017 and the other in the first quarter of 2018).

Incentive income was $2.3 million compared to $7.4 million in the prior year quarter. This decrease was due in part to a decrease in performance fees from the real estate business.

Investment income for the segment was $6.8 million, compared to an investment loss of $3.0 million in the fourth quarter of 2017. The increase was primarily related to an increase in the performance of the Company's own invested capital.

Full Year Commentary

Management fees were $46.0 million compared to $52.2 million in the prior year. This decrease in management fees was primarily related to a decrease in management fees from the healthcare royalty business and as a result of the company's exit of two investment management strategies, one in the fourth quarter of 2017 and the other in the first quarter of 2018.

Incentive income was $23.7 million compared to $26.0 million in 2017. This decrease was due in part to a decrease in performance fees from the multi-strategy business offset partially by an increase in performance fees from the private healthcare and merger arbitrage businesses.

Investment income for the segment was $37.6 million, compared to $31.4 million in 2017. The increase was primarily related to an increase in the performance of the Company's own invested capital.

Earnings Conference Call With Management

Management will hold a conference call today (Thursday, February 14, 2019) at 9:00 am ET to discuss these results and provide an update on business conditions.

Chief Executive Officer Jeffrey M. Solomon and Chief Financial Officer Stephen A. Lasota will host the presentation, followed by a question and answer period.

U.S. dial in: 1-(855) 760-0961
International dial-in: 1-(631) 485-4850
Passcode: 4199795

The call can also be accessed through live audio webcast or by delayed replay on the Company’s website at www.cowen.com.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Cowen’s investor relations team at 1-949-574-3860.

A replay of the call will be available beginning at 12:00 pm ET February 14, 2019 through 12:00 pm ET February 21, 2019.

U.S. replay dial-in: 1-(855) 859-2056
International replay dial-in: 1-(404) 537-3406
Replay ID: 4199795

About Cowen Inc.

Cowen Inc. (“Cowen” or the “Company”) is a diversified financial services firm that operates through two business segments: a broker dealer and an investment management division.  The company’s broker dealer division offers investment banking services, equity and credit research, sales and trading, prime brokerage, global clearing and commission management services.  Cowen’s investment management segment offers actively managed alternative investment products.  Cowen Inc. focuses on delivering value-added capabilities to our clients in order to help them outperform.  Founded in 1918, the firm is headquartered in New York and has offices worldwide. Learn more at Cowen.com.

Investor Relations Contacts

Cowen Inc.
Stephen Lasota, Chief Financial Officer, (212) 845-7919
Nancy Wu, (646) 562-1259

Liolios Group, Inc.
Matt Glover, Cody Slach, Najim Mostamand, CFA
949-574-3860
COWN@liolios.com

Source: Cowen Inc.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements provide the Company’s current expectations or forecasts of future events.  Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.  The Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are available at our website at www.cowen.com and at the Securities and Exchange Commission website at www.sec.gov.  Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

Cowen Inc.
US GAAP Preliminary Unaudited Condensed Consolidated Statements of Operations
(Dollar amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Revenue
Investment banking	$92,485	$65,532	$357,222	$223,614
Brokerage	112,529	95,011	413,582	293,610
Management fees	7,322	7,658	29,658	33,245
Incentive income	3,020	(834)	3,117	5,383
Interest and dividends	30,498	22,116	108,009	49,440
Reimbursement from affiliates	(28)	229	1,038	2,860
Aircraft lease revenue	343	715	1,852	3,751
Reinsurance premiums	11,845	9,039	38,096	30,996
Other	658	2,414	4,504	8,561
Consolidated Funds revenues	1,259	2,570	9,838	7,321
Total revenue	259,931	204,450	966,916	658,781
Interest and dividends expense	29,270	23,676	104,116	60,949
Total net revenue	230,661	180,774	862,800	597,832
Expenses
Employee compensation and benefits	115,001	122,021	509,289	404,087
Reinsurance claims, commissions and amortization of deferred acquisition costs	13,658	9,876	41,086	30,486
Operating, general, administrative and other expenses	94,410	70,727	316,180	227,709
Depreciation and amortization expense	2,878	3,466	12,436	13,078
Restructuring costs	—	—	—	8,763
Consolidated Funds expenses	1,348	3,103	8,615	12,526
Total expenses	227,295	209,193	887,606	696,649
Other income (loss)
Net (losses) gains on securities, derivatives and other investments	3,315	13,078	68,043	76,179
Bargain purchase gain	—	(1,032)	—	6,914
Gain/(loss) on debt extinguishment	—	(16,039)	(556)	(16,039)
Consolidated Funds net (losses) gains	(2,537)	(14,535)	56,255	38,725
Total other income (loss)	778	(18,528)	123,742	105,779

Income (loss) before income taxes	4,144	(46,947)	98,936	6,962
Income tax expense/(benefit)	(280)	40,646	15,719	44,053
Net income (loss)	4,424	(87,593)	83,217	(37,091)
Net income (loss) attributable to redeemable non-controlling interests in consolidated subsidiaries and funds	(655)	(11,621)	40,398	23,791
Net income (loss) attributable to Cowen Inc.	5,079	(75,972)	42,819	(60,882)
Less: Preferred stock dividends	1,698	1,698	6,792	6,792
Net income (loss) attributable to Cowen Inc. common stockholders	$3,381	$(77,670)	$36,027	$(67,674)

Earnings (loss) per share:
Basic	$0.12	$(2.51)	$1.22	$(2.29)
Diluted	$0.11	$(2.51)	$1.17	$(2.29)

Weighted average shares used in per share data:
Basic	29,194	30,934	29,545	29,492
Diluted	30,955	30,934	30,735	29,492

 Appendix: Non-GAAP Financial Measures

In addition to the results presented above in accordance with accounting principles generally accepted in United States of America ("US GAAP"), the Company presents financial measures that are non-GAAP measures, such as Economic Income (Loss) and Economic Income (Loss) excluding certain non-cash items.  The Company believes that these non-GAAP measures, viewed in addition to, and not in lieu of, the Company’s reported US GAAP results, provide useful information to investors regarding its performance and overall results of operations.  These metrics are an integral part of the Company’s internal reporting to measure the performance of its businesses and the overall effectiveness of senior management.  Reconciliations to comparable US GAAP measures are available in the accompanying schedules.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other public companies, and are not identical to corresponding measures used in our various agreements or public filings.

Economic Income (Loss)

Economic Income (Loss) may not be comparable to similarly titled measures used by other public companies. Cowen uses Economic Income (Loss) as a measure of its operating performance, not as a measure of liquidity. Economic Income (Loss) should not be considered in isolation or as a substitute for operating income, net income, operating cash flows, investing and financing activities, or other income or cash flow statement data prepared in accordance with US GAAP. As a result of the adjustments made to arrive at Economic Income (Loss) described below, Economic Income (Loss) has limitations in that it does not take into account certain items included or excluded under US GAAP, including its consolidated funds. Economic Income (Loss) is considered by management as a supplemental measure to the US GAAP results to provide a more complete understanding of its performance as management measures it.

In general, Economic Income (Loss) is a pre-tax measure that (i) eliminates the impact of consolidation for consolidated funds and excludes (ii) goodwill and intangible impairment (iii) certain other transaction-related adjustments and/or reorganization expenses (iv) certain costs associated with debt and (v) preferred stock dividends. Economic Operating Income (Loss) is a similar measure but before depreciation and amortization expenses. In addition, Economic Income (Loss) revenues include investment income that represents the income the Company has earned in investing its own capital, including realized and unrealized gains and losses, interest and dividends, net of associated investment related expenses. For US GAAP purposes, these items are included in each of their respective line items. Economic Income (Loss) revenues also include management fees, incentive income and investment income earned through the Company's investment as a general partner in certain real estate entities and the Company's investment in the activist business and certain investment funds. For US GAAP purposes, all of these items, are recorded in other income (loss). Economic Income (Loss) recognizes incentive fees during periods when the fees are not yet crystallized for US GAAP reporting. In addition, Economic Income (Loss) expenses are reduced by reimbursement from affiliates, which for US GAAP purposes is presented gross as part of revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended December 31, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$92,485	$(14,899)	(a)	$—	$77,586
Brokerage	112,529	10,842	(b)	—	123,371
Management fees	7,322	3,540	(c)	316	11,178
Incentive income	3,020	(758)	(c)(a)	15	2,277
Investment income	—	(5,582)	(d)(e)	—	(5,582)
Interest and dividends	30,498	(30,498)	(d)	—	—
Reimbursement from affiliates	(28)	(43)	(f)	71	—
Aircraft lease revenue	343	(343)	(e)	—	—
Reinsurance premiums	11,845	(11,845)	(g)	—	—
Other revenues	658	(2,076)	(g)	—	(1,418)
Consolidated Funds	1,259	—		(1,259)	—
Total revenue	$259,931	$(51,662)		$(857)	$207,412

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category and records income from uncrystallized incentive fees.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(g) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Three Months Ended December 31, 2017
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$65,532	$—	(a)	$—	$65,532
Brokerage	95,011	8,495	(b)	—	103,506
Management fees	7,658	4,813	(c)	820	13,291
Incentive income	(834)	10,166	(c)(a)	(1,930)	7,402
Investment income	—	(6,623)	(d)(e)	—	(6,623)
Interest and dividends	22,116	(22,116)	(d)	—	—
Reimbursement from affiliates	229	(286)	(f)	57	—
Aircraft lease revenue	715	(715)	(e)	—	—
Reinsurance premiums	9,039	(9,039)	(g)	—	—
Other revenues	2,414	(2,497)	(g)	—	(83)
Consolidated Funds	2,570	—		(2,570)	—
Total revenue	$204,450	$(17,802)		$(3,623)	$183,025

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category and records income from uncrystallized incentive fees.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(g) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Twelve Months Ended December 31, 2018
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$357,222	$(28,161)	(a)	$—	$329,061
Brokerage	413,582	38,717	(b)	—	452,299
Management fees	29,658	17,004	(c)	2,513	49,175
Incentive income	3,117	20,578	(c)(a)	52	23,747
Investment income	—	56,346	(d)(e)	—	56,346
Interest and dividends	108,009	(108,009)	(d)	—	—
Reimbursement from affiliates	1,038	(1,307)	(f)	269	—
Aircraft lease revenue	1,852	(1,852)	(e)	—	—
Reinsurance premiums	38,096	(38,096)	(g)	—	—
Other revenues	4,504	(5,672)	(g)	—	(1,168)
Consolidated Funds	9,838	—		(9,838)	—
Total revenue	$966,916	$(50,452)		$(7,004)	$909,460

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category and records income from uncrystallized incentive fees.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(g) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.

Cowen Inc.
Unaudited Reconciliation of US GAAP and Economic Revenue for the Twelve Months Ended December 31, 2017
(Dollar amounts in thousands)

		Adjustments
		Other		Funds	Economic
	US GAAP	Adjustments (1)		Consolidation (2)	Income
Revenue
Investment banking	$223,614	$—	(a)	$—	$223,614
Brokerage	293,610	19,170	(b)	—	312,780
Management fees	33,245	19,549	(c)	2,593	55,387
Incentive income	5,383	18,906	(c)(a)	1,739	26,028
Investment income	—	45,142	(d)(e)	—	45,142
Interest and dividends	49,440	(49,440)	(d)	—	—
Reimbursement from affiliates	2,860	(3,157)	(f)	297	—
Aircraft lease revenue	3,751	(3,751)	(e)	—	—
Reinsurance premiums	30,996	(30,996)	(g)	—	—
Other revenues	8,561	(5,330)	(g)	—	3,231
Consolidated Funds	7,321	—		(7,321)	—
Total revenue	$658,781	$10,093		$(2,692)	$666,182

Note: The following is a summary of the adjustments made to US GAAP revenue to Economic Income revenue:

(1) Other adjustments include reclassifications between other income (loss), redeemable non-controlling interests and interest and non-interest expenses based on the nature of the respective line item
(2) Fund consolidation includes the impact of consolidation. The related elimination entries of the Consolidated Funds are not included in Economic Income. Adjustments include elimination of incentive income and management fees earned from the Consolidated Funds.

Other Adjustments:
(a) Economic Income (Loss) presents underwriting expenses net of investment banking revenues, expenses reimbursed from clients within their respective expense category and records income from uncrystallized incentive fees.

(b) Economic Income (Loss) brokerage revenues included net securities borrowed and securities loaned activities.
(c) Economic Income (Loss) recognizes revenues (i) net of distribution fees paid to agents and (ii) our proportionate share of management and incentive fees of certain real estate operating entities, the healthcare royalty business and the activist business.

(d) Economic Income (Loss) recognizes Company income from proprietary trading (including interest and dividends).
(e) Aircraft lease revenue is shown net of expenses in investment income for Economic Income (Loss).
(f) Reimbursement from affiliates is shown as a reduction of Economic Income expenses, but is included as a part of revenues under US GAAP.
(g) Economic Income (Loss) recognizes underwriting income from the Company's insurance related activities, net of expenses, within other revenue.